Exhibit 99.1
Press Release
For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030
CVB Financial Corp. Reports Positive Earnings for 2010
•	Net income of $62.9 million for 2010
•	Diluted earnings per common share $0.59
•	Non-interest bearing deposits grew $140 million or 8.9% over December 31, 2009
•	Allowance for credit losses 3.12% of total CBB loans & leases
•	Net interest margin, excluding discount, was 3.84% for 4th quarter
Ontario, CA, January 19, 2011-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the year ended December 31, 2010.
CVB Financial Corp. reported net income of $62.9 million for the year ended December 31, 2010. This represents a decrease of $2.5 million, or 3.80%, when compared with net income of $65.4 million for the year ended December 31, 2009. Diluted earnings per share were $0.59 for the year ended December 31, 2010. This was up $0.03, or 5.36%, from diluted earnings per share of $0.56 for the same period last year. Diluted earnings per share for 2009 were impacted by $12.8 million in preferred stock dividends.
Chris Myers, President and CEO commented, “We persevered in 2010 and were able to achieve several important goals: (1) The successful integration of our FDIC assisted acquisition of San Joaquin Bank (2) The continued deleveraging of our balance sheet through our repayment of $450 million in borrowings (3) Solid core deposit growth despite substantially lowering deposit costs (4) Strong non-interest income growth in the service fee and trust fee income categories. These accomplishments helped drive the core earnings of the Bank in 2010 and should positively contribute to our future earnings success.”
Net income for the year ended December 31, 2010 produced a return on beginning equity of 9.86%, a return on average equity of 9.40% and a return on average assets of 0.93%.

The efficiency ratio, excluding the provision for credit losses and the gain on sale of securities was 66.02% for the year. Operating expenses as a percentage of average assets were 2.49%.
The operating results for 2010 include a gain on sale of securities of $38.9 million, a provision for credit losses of $61.2 million, and an $18.7 million charge for the prepayment of borrowings.
The Company reported net income of $9.9 million for the fourth quarter ending December 31, 2010. This represented a decrease of $7.2 million, or 42.15%, when compared with the $17.1 million in net income reported for the fourth quarter of 2009. Diluted earnings per share were $0.09 for the fourth quarter of 2010. This was down $0.07 from diluted earnings per share of $0.16 for the fourth quarter of 2009. Diluted earnings per share for 2009 were affected by the excess of the acquired assets over assumed liabilities from the San Joaquin Bank (SJB) acquisition which resulted in an after-tax gain of $12.3 million. Without this gain, net income for the fourth quarter 2009 would have been $4.8 million. Fourth quarter 2010 operating results also include a $12.7 million provision for credit losses on non-covered loans, compared to $25.5 in the fourth quarter of 2009.
Net income for the fourth quarter of 2010 produced an annualized return on beginning equity of 5.89%, an annualized return on average equity of 5.82% and an annualized return on average assets of 0.60%. The efficiency ratio, excluding the provision for credit losses, was 77.94%. Operating expenses as a percentage of average assets were 2.52%.
Interest income on loans for 2010 totaled $240.7 million, which includes $26.7 million in discount accretion on covered loans acquired from SJB. This amount represents the discount recognized from accelerated principal payments on SJB loans. Excluding the discount accretion, interest income on loans would have been $214.0 million for 2010. This represents an increase of $7.9 million, or 3.83%, when compared to interest income on loans of $206.1 million for last year.
Net income for 2010 included the following covered loan activity: (1) The covered loan yield adjustment to interest income of $26.7 million; (2) included in other operating income, a $15.9 million reduction in the FDIC loss sharing asset and a loss on sale of covered OREO of $0.9 million; and (3) a $1.9 million write-down of covered OREO properties included in OREO expense.
Net Interest Income and Net Interest Margin
Net interest income, before the provision for credit losses, totaled $259.3 million for the year ended December 31, 2010. “This represents the highest net interest income in the history of the Company, following a previous record in 2009 of $222.3 million”, said Chris Myers. The increase resulted from a $30.5 million decrease in interest expense plus a $6.5 million increase in interest income. The increase in interest income was primarily due to increased average loans outstanding and a higher yield thereon, partially offset by lower average balances in lesser earning investments and balances due from banks. The decrease in interest expense was due to the decrease in the interest rates paid on deposits and borrowed funds, combined with a decrease in average borrowed funds of $443.6 million.

Net interest income, before provision for credit losses, totaled $59.1 million for the fourth quarter of 2010. This represents an increase of $1.1 million, or 1.85%, over net interest income of $58.1 million for the same period in 2009. The increase resulted from an $11.2 million decrease in interest expense, partially offset by a $10.1 million decrease in interest income.
Net interest margin (tax equivalent and including the yield adjustment to covered loans) increased from 3.75% for the year ended December 31, 2009 to 4.47% for the year ended December 31, 2010. Total average earning asset yields increased from 5.17% for 2009 to 5.43% for 2010. Total cost of funds decreased from 1.49% for 2009 to 0.96% for 2010.
Net interest margin (tax equivalent and including the yield adjustment to covered loans) increased from 3.80% for the fourth quarter of 2009 to 4.24% for the fourth quarter of 2010. Total average earning asset yields (tax equivalent) decreased from 5.15% for the fourth quarter of 2009 to 4.97% for the fourth quarter of 2010. The cost of funds decreased from 1.39% for the fourth quarter of 2009 to 0.73% for the fourth quarter of 2010.
Excluding the impact of the yield adjustment to covered loans, net interest margin (tax equivalent) increased from 3.75% for 2009 to 3.92% for 2010. Total average earning asset yields decreased from 5.17% for 2009 to 4.86% for 2010.
Assets
The Company reported total assets of $6.44 billion at December 31, 2010. This represented a decrease of $303.1 million, or 4.5%, over total assets of $6.74 billion at December 31, 2009. Earning assets totaling $5.64 billion decreased $555.3 million, or 9.0%, when compared with earning assets of $6.18 billion at December 31, 2009. The decrease in earnings assets was due to decreases in our investment and loan portfolios as discussed below. Total loans and leases of $3.75 billion at December 31, 2010 decreased $331.3 million, or 8.12%, compared to $4.08 billion at December 31, 2009. The loan portfolio attrition was due to runoff associated with problem debt resolution and lower new loan productivity based on reduced loan demand in the geographic areas we serve.
Investment Securities
Investment securities totaled $1.79 billion at December 31, 2010. This represents a decrease of $317.6 million, or 15.04%, when compared with $2.11 billion in investment securities at December 31, 2009. During 2010, we sold certain securities with an average yield of 4.71% and recognized a gain on sale of securities of $38.9 million.

Our available-for-sale investment portfolio continues to perform well. As of December 31, 2010 we had an unrealized gain of $10.7 million. We have no preferred stock or trust preferred securities in our portfolio. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the guarantee of the U.S. Government. We have eleven private-label mortgage-backed issues, of which ten totaling $10.2 million are fully performing.
In 2010, we recognized a $904,000 other-than-temporary impairment on a private-label, mortgage-backed, held-to-maturity investment security, which was charged to other operating income. This Alt-A bond, with a book value of $3.1 million as of December 31, 2010, has had $1.2 million in net impairment losses to date. These losses have been recorded as a reduction to other operating income.
Our municipal securities, totaling $606.4 million, are located in 32 states, with approximately $37.4 million, or 6.17%, located within the state of California. All municipal bond securities are performing.
Deposits & Customer Repurchases
Total deposits and customer repos were $5.06 billion at December 31, 2010. This represents an increase of $137.2 million, or 2.79%, when compared with total deposits and customer repos of $4.92 billion at December 31, 2009. At December 31, 2010, we had $4.52 billion in total deposits, of which $1.70 billion, or 37.7%, were non-interest bearing demand deposits.
Our cost of total deposits and customer repurchase agreements was 0.44% for 2010, compared to our cost of total deposits and customer repurchase agreements of 0.67% for 2009. Our cost of total deposits including customer repurchase agreements was 0.36% for the three months ending December 31, 2010.
Borrowings
At December 31, 2010, we had $555.3 million in borrowings. This represents a decrease of $450.2 million, or 44.78%, from borrowings of $1.01 billion at December 31, 2009. As a result of the increase in deposits and customer repurchases of $137.2 million and the net decrease of $317.6 million in securities, it was possible for us to reduce our reliance on borrowed funds while still maintaining a strong liquidity position. During 2010, we prepaid a $250.0 million structured repurchase agreement with an interest rate of 4.95% and a $100.0 million FHLB advance with an interest rate of 3.21%. These transactions resulted in an $18.7 million prepayment charge recorded in other operating expense. In addition, a $100 million FHLB advance matured and was not replaced. We continue to monitor opportunities to reduce our reliance on borrowed funds while maintaining a strong liquidity position.
Asset Quality
On October 16, 2009, Citizens Business Bank acquired substantially all of the assets and assumed substantially all of the liabilities of San Joaquin Bank headquartered in Bakersfield, California, in an FDIC-assisted transaction. We acquired all five SJB branches, one of which was consolidated into our existing Bakersfield Business Financial Center in March 2010. The application of the purchase method of accounting resulted in an after-tax gain of $12.3 million which was included in 2009 earnings.

Due to the nature of the transaction and the loss guarantee from the FDIC, we have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans have been marked to fair value at acquisition and also have a loss sharing guarantee by the FDIC. The allowance for credit losses as of December 31, 2010 pertains only to those loans made by Citizens Business Bank and not those acquired through the San Joaquin Bank transaction.
Citizens Business Bank Asset Quality (non-covered loans)
The allowance for credit losses decreased from $108.9 million as of December 31, 2009 to $105.3 million as of December 31, 2010. The net decrease was primarily due to a provision for credit losses of $61.2 million, loan charge-offs totaling $65.5 million and recoveries on previously charged-off loans of $658,760. By comparison, during 2009, the Company had net charge-offs of $25.5 million and an $80.5 million provision for credit losses. The allowance for credit losses was 3.12% and 3.02% of total loans and leases outstanding as of December 31, 2010 and 2009, respectively.
We had $157.0 million in non-performing loans (including $45 million from our largest relationship) at December 31, 2010. This represents 4.65% of total loans. This compares to non-performing loans of $69.8 million or 1.93% of total loans at December 31, 2009. The non-performing loans consist of $4.1 million in residential construction and land loans, $60.6 million in commercial construction loans, $17.8 million in single-family mortgage loans, $64.9 million in commercial real estate loans, $5.2 million in dairy & livestock loans, $3.9 million in commercial loans and $0.5 million in consumer loans.
At December 31, 2010, we had $5.3 million in Other Real Estate Owned (“OREO”), consisting of three properties. This represents a slight increase of $1.4 million from $3.9 million at December 31, 2009 but significantly lower than levels we experienced during the year. At December 31, 2009, we had two OREO properties. During 2010, we added eight properties for $17.0 million, wrote down two properties for $4.1 million and sold seven properties with an OREO value of $11.5 million for proceeds of $11.9 million.
During the fourth quarter of 2010, we removed one large property from OREO. This was a 300 acre property in Kings County, California. We carried it on our books at $11.1 million and sold it for $9.0 million. After selling costs, we received $8.3 million in net proceeds, resulting in a $2.8 million write-down.
At December 31, 2010, we had loans delinquent 30 to 89 days of $9.1 million. This compares to delinquent loans of $10.5 million at December 31, 2009. As a percentage of non-covered total loans, delinquencies, excluding non-accruals, were 0.27% at December 31, 2010 and 0.29% at December 31, 2009.

With respect to our largest borrowing relationship, we previously announced a write-down and forbearance agreements through December 15, 2010. As of December 21, 2010, we entered into new forbearance agreements, but since then the borrower has failed to satisfy certain obligations under these agreements. As a result, we are continuing to explore all of our rights and remedies on a loan-by-loan basis, including without limitation the sale of certain notes, initiation of foreclosure proceedings against certain collateral and alternative repayment plans. There can be no assurances as to the outcome of such efforts, which the borrower may oppose. The current aggregate balance after prior payments and charge-offs is $45.2 million. Further charge-offs may need to be taken based on loan developments, borrower actions and/or reappraisals of collateral.
San Joaquin Bank Asset Quality (covered loans)
At December 31, 2010 we had $488.8 million in gross loans from SJB with a carrying value of $374.0 million. Of the gross loans, we have $133.1 million in non-accrual and $660,641 in loans delinquent 30 to 89 days. Non-accrual loans represent 27.22% of gross loans and delinquent loans represent 0.14%. During 2010 we took 16 properties into OREO totaling $13.1 million.
Included in OREO expense is the $1.9 million write-down of covered OREO from the SJB acquisition. Under the loss sharing agreement with the FDIC, we will be reimbursed for 80% of the loss. In addition, as a result of this write-down, the FDIC loss sharing asset was increased by $1.8 million and recorded in other income.
CitizensTrust
CitizensTrust, a division of Citizens Business Bank, has approximately $2.1 billion in assets under administration, including $1.1 billion in assets under management, as of December 31, 2010. Trust and Investment Services income totaled $8.4 million for 2010, up 26% or $1.7 million over 2009. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.
Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank, a financial services company based in Ontario, California. Citizens Business Bank serves 42 cities with 43 Business Financial Centers, 5 Commercial Banking Centers and 3 trust office locations in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor
Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; ability to repurchase our securities issued to the U.S. Treasury pursuant to its Capital Purchase Program; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2009, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
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CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands

	December 31,
	2010	2009
Assets:
Cash and due from banks	$354,048	$103,254
Interest-bearing balances due from depository institutions	50,227	—

Total cash and cash equivalents	404,275	103,254

Interest-bearing balances due from depository institutions	50,190	1,226
Investment Securities available-for-sale	1,791,558	2,108,463
Investment Securities held-to-maturity	3,143	3,838
Investment in stock of Federal Home Loan Bank (FHLB)	86,744	97,582

Loans held-for-sale	2,954	1,439
Loans and lease finance receivables	3,747,740	4,079,013
Less allowance for credit losses	(105,259)	(108,924)

Net loans and lease finance receivables	3,642,481	3,970,089

Premises and equipment, net	40,921	41,444
Intangibles	9,029	12,761
Goodwill	55,097	55,097
Cash value of life insurance	112,901	109,480
FDIC loss sharing asset	101,461	133,258
Other assets	135,937	101,838

TOTAL	$6,436,691	$6,739,769

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,701,523	$1,561,981
Investment Checking	384,674	469,413
Savings/MMDA	1,342,758	1,213,002
Time Deposits	1,089,873	1,194,258

Total Deposits	4,518,828	4,438,654

Demand Note to U.S. Treasury	1,917	2,425
Customer Repurchase Agreements	542,188	485,132
Repurchase Agreements	—	250,000
Borrowings	553,390	753,118
Junior Subordinated Debentures	115,055	115,055
Other liabilities	61,458	57,157

Total Liabilities	5,792,836	6,101,541
Stockholders’ equity:
Stockholders’ equity	637,670	611,838
Accumulated other comprehensive income, net of tax	6,185	26,390

	643,855	638,228

TOTAL	$6,436,691	$6,739,769

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Assets:
Cash and due from banks	$405,300	$228,178	$382,874	$156,993
Federal funds sold and Interest-bearing balances due from depository institutions	100,374	98,492	64,437	76,274

Total cash and cash equivalents	505,674	326,670	447,311	233,267

Investment securities available-for-sale	1,818,102	2,200,226	1,967,174	2,321,956
Investment securities held-to-maturity	2,984	4,055	3,237	5,826
Investment in stock of Federal Home Loan Bank (FHLB)	88,547	96,213	93,461	93,989

Loans held-for-sale	3,872	605	3,078	153
Loans and lease finance receivables	3,787,741	3,997,884	3,905,035	3,735,339
Less allowance for credit losses	(109,950)	(92,611)	(114,358)	(77,670)

Net loans and lease finance receivables	3,677,791	3,905,273	3,790,677	3,657,669

Premises and equipment, net	41,997	42,082	41,961	43,266
Intangibles	9,423	12,417	10,816	10,444
Goodwill	55,097	55,097	55,097	55,097
Cash value of life insurance	112,489	109,075	111,210	107,933
FDIC loss sharing asset	105,951	110,376	117,087	27,821
Other assets	154,287	91,870	130,708	85,069

TOTAL	$6,576,214	$6,953,959	$6,771,817	$6,642,490

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,780,340	$1,573,039	$1,669,611	$1,431,204
Interest-bearing	2,832,396	2,877,983	2,887,507	2,561,734

Total Deposits	4,612,736	4,451,022	4,557,118	3,992,938

Other borrowings	1,115,141	1,644,925	1,369,301	1,812,873
Junior Subordinated Debentures	115,055	115,055	115,055	115,055
Other liabilities	60,275	65,221	61,020	67,746

Total Liabilities	5,903,207	6,276,223	6,102,494	5,988,612
Stockholders’ equity:
Stockholders’ equity	644,815	631,059	636,628	620,083
Accumulated other comprehensive income, net of tax	28,192	46,677	32,695	33,795

	673,007	677,736	669,323	653,878

TOTAL	$6,576,214	$6,953,959	$6,771,817	$6,642,490

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
dollar amounts in thousands, except per share

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Interest Income:
Loans held-for-sale	$14	$5	$54	$5
Loans and leases, including fees	51,200	56,217	213,932	206,074
Accelerated accretion on acquired loans	4,407	—	26,740	—

Total loans and leases, including fees	55,621	56,222	240,726	206,079
Investment securities:
Taxable	7,784	16,950	49,720	76,798
Tax-advantaged	6,129	6,769	25,394	27,329

Total investment income	13,913	23,719	75,114	104,127
Dividends from FHLB Stock	90	—	324	195
Federal funds sold & Interest-bearing CDs	367	162	1,125	358

Total interest income	69,991	80,103	317,289	310,759
Interest Expense:
Deposits	3,814	5,993	18,253	24,956
Borrowings and junior subordinated debentures	7,028	16,039	39,719	63,539

Total interest expense	10,842	22,032	57,972	88,495

Net interest income before provision for credit losses	59,149	58,071	259,317	222,264
Provision for credit losses	12,700	25,500	61,200	80,500

Net interest income after provision for credit losses	46,449	32,571	198,117	141,764
Other Operating Income:
Impairment loss on investment securities	(92)	(144)	(317)	(1,994)
Loss reclassified to/(from) other comprehensive income	—	53	(587)	1,671

Net impairment loss on investment securities recognized in earnings	(92)	(91)	(904)	(323)
Service charges on deposit accounts	4,060	3,809	16,745	14,889
Trust and investment services	2,108	1,709	8,363	6,657
Gain on sale of investment securities	—	—	38,900	28,446
Reduction in FDIC loss sharing asset	(1,056)	—	(15,856)	—
Gain from SJB acquisition	—	21,122	—	21,122
Other	2,168	3,354	9,866	10,280

Total other operating income	7,188	29,903	57,114	81,071
Other operating expenses:
Salaries and employee benefits	16,556	16,172	69,419	62,985
Occupancy	2,959	3,334	12,127	11,649
Equipment	1,748	1,828	7,221	6,712
Professional services	3,485	1,967	13,308	6,965
Amortization of intangible assets	909	906	3,732	3,163
Provision for unfunded commitments	450	1,950	2,600	3,750
OREO Expense	6,344	13	7,490	1,211
Prepayment penalties on borrowings	—	4,402	18,663	4,402
Other	9,354	8,793	33,932	32,749

Total other operating expenses	41,805	39,365	168,492	133,586

Earnings before income taxes	11,832	23,109	86,739	89,249
Income taxes	1,958	6,041	23,804	23,830

Net earnings	9,874	17,068	62,935	65,419
Preferred stock dividend and other reductions	41	63	217	12,942

Net earnings allocated to common shareholders	$9,833	$17,005	$62,718	$52,477

Basic earnings per common share	$0.09	$0.16	$0.59	$0.56

Diluted earnings per common share	$0.09	$0.16	$0.59	$0.56

Cash dividends per common share	$0.085	$0.085	$0.340	$0.340

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Interest income — (Tax-Effected) (te)	$72,534	$82,870	$327,769	$321,917
Interest Expense	10,842	22,032	57,972	88,495

Net Interest income — (te)	$61,692	$60,838	$269,797	$233,422

Return on average assets	0.60%	0.97%	0.93%	0.98%
Return on average equity	5.82%	9.99%	9.40%	10.00%
Efficiency ratio	77.94%	63.01%	66.02%	59.95%
Yield on average earning assets	4.98%	5.15%	5.43%	5.17%
Cost of funds	0.73%	1.39%	0.96%	1.49%
Net interest margin (te)	4.24%	3.80%	4.47%	3.75%
Net interest margin (te) excluding discount	3.84%	3.80%	3.92%	3.75%

Weighted average shares outstanding
Basic	105,043,076	105,902,311	105,879,779	92,955,172
Diluted	105,303,245	106,023,730	106,125,761	93,055,801
Dividends declared	$9,016	$9,054	$36,103	$32,228
Dividend payout ratio	91.31%	53.05%	57.37%	49.26%

Number of shares outstanding-EOP	106,080,576	106,231,511
Book value per share	$6.07	$6.01

	December 31,
(Non-covered loans)	2010	2009
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$157,020	$69,779
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	5,290	3,936

Total non-performing assets	$162,310	$73,715

Percentage of non-performing assets to total loans outstanding and OREO	4.74%	1.80%

Percentage of non-performing assets to total assets	2.52%	1.09%

Allowance for loan losses to non-performing assets	64.85%	147.76%

Net Charge-off to Average loans	1.86%	0.68%

Allowance for Credit Losses:
Beginning Balance	$108,924	$53,960
Total Loans Charged-Off	(65,524)	(26,339)
Total Loans Recovered	659	803

Net Loans Charged-off	(64,865)	(25,536)
Provision Charged to Operating Expense	61,200	80,500

Allowance for Credit Losses at End of period	$105,259	$108,924

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)
Quarterly Common Stock Price

	2010		2009		2008
Quarter End	High	Low	High	Low	High	Low
March 31,	$10.89	$8.44	$12.11	$5.31	$11.20	$8.45
June 30,	$11.85	$9.00	$7.77	$5.69	$12.10	$9.44
September 30,	$10.99	$6.61	$8.70	$4.90	$15.01	$7.65
December 31,	$9.09	$7.30	$9.00	$6.93	$13.39	$9.29
Quarterly Consolidated Statements of Earnings

	4Q	3Q	2Q	1Q	4Q
	2010	2010	2010	2010	2009
Interest income
Loans, including fees	$55,621	$58,165	$59,172	$67,768	$56,222
Investment securities and other	14,370	18,308	21,101	22,784	23,881

	69,991	76,473	80,273	90,552	80,103
Interest expense
Deposits	3,814	4,310	4,841	5,288	5,993
Other borrowings	7,028	9,548	11,218	11,925	16,039

	10,842	13,858	16,059	17,213	22,032
Net interest income before provision for credit losses	59,149	62,615	64,214	73,339	58,071
Provision for credit losses	12,700	25,300	11,000	12,200	25,500

Net interest income after provision for credit losses	46,449	37,315	53,214	61,139	32,571

Non-interest income	7,188	36,719	15,418	(2,211)	29,903
Non-interest expenses	41,805	49,318	41,447	35,922	39,365

Earnings before income taxes	11,832	24,716	27,185	23,006	23,109
Income taxes	1,958	6,789	8,170	6,887	6,041

Net earnings	9,874	17,927	19,015	16,119	17,068
Preferred stock dividend and other reductions	41	58	64	54	63

Net earnings allocated to common shareholders	$9,833	$17,869	$18,951	$16,065	$17,005

Basic earning per common share	$0.09	$0.17	$0.18	$0.15	$0.16
Diluted earnings per common share	$0.09	$0.17	$0.18	$0.15	$0.16

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$9,016	$9,011	$9,041	$9,035	$9,054

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Distribution of Loan Portfolio

	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009

Commercial and Industrial	$499,986	$509,502	$513,483	$471,071	$475,517
Real Estate:
Construction	223,478	280,756	305,724	349,046	401,509
Commercial Real Estate	2,272,270	2,280,861	2,321,257	2,318,905	2,346,784
SFR Mortgage	224,325	238,179	254,499	261,676	283,053
Consumer	67,371	71,487	73,342	74,308	78,759
Municipal lease finance receivables	129,128	149,584	154,042	156,392	160,565
Auto and equipment leases	17,982	20,658	23,754	27,546	30,337
Dairy, Livestock and Agribusiness	433,447	420,984	448,448	458,057	493,451

Gross Loans	3,867,987	3,972,011	4,094,549	4,117,001	4,269,975
Less:
Purchase Accounting Discount	(114,763)	(143,752)	(159,393)	(163,842)	(184,419)
Deferred net loan fees	(5,484)	(5,457)	(5,835)	(6,030)	(6,543)
Allowance for credit losses	(105,259)	(105,289)	(118,548)	(112,321)	(108,924)

Net Loans	$3,642,481	$3,717,513	$3,810,773	$3,834,808	$3,970,089

Covered Loans	$374,012	$403,822	$424,377	$438,539	$470,634
Non-covered Loans	3,268,469	3,313,691	3,386,396	3,396,269	3,499,455

Total Net Loans	$3,642,481	$3,717,513	$3,810,773	$3,834,808	$3,970,089

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Non-Performing Assets & Delinquency Trends
(Non-Covered Loans)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Non-Performing Loans
Residential Construction and Land	$4,090	$5,085	$2,789	$2,855	$13,843
Commercial Construction	60,591	71,428	39,114	31,216	23,832
Residential Mortgage	17,800	14,543	12,638	13,726	11,787
Commercial Real Estate	64,859	56,330	20,639	22,041	17,129
Commercial and Industrial	3,936	6,067	7,527	6,879	3,173
Dairy & Livestock	5,207	5,176	—	—	—
Consumer	537	242	143	123	15

Total	$157,020	$158,871	$82,850	$76,840	$69,779

% of Total Loans	4.65%	4.65%	2.36%	2.19%	1.93%

Past Due 30-89 Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction	—	—	9,093	8,143	—
Residential Mortgage	2,597	2,779	2,552	3,746	4,921
Commercial Real Estate	3,194	1,234	1,966	3,286	2,407
Commercial and Industrial	3,320	2,333	634	2,714	2,973
Dairy & Livestock	—	1,406	—	—	—
Consumer	29	494	139	28	239

Total	$9,140	$8,246	$14,384	$17,917	$10,540

% of Total Loans	0.27%	0.24%	0.41%	0.51%	0.29%

OREO
Residential Construction and Land	$—	$11,113	$11,113	$11,113	$—
Commercial Construction	2,708	2,709	—	—	—
Commercial Real Estate	2,582	3,220	3,220	3,746	3,936
Commercial and Industrial	—	—	668	—	—
Residential Mortgage	—	345	—	319	—
Consumer	—	—	—	—	—

Total	$5,290	$17,387	$15,001	$15,178	$3,936

Total Non-Performing, Past Due & OREO	$171,450	$184,504	$112,235	$109,935	$84,255

% of Total Loans	5.08%	5.40%	3.20%	3.13%	2.33%

Net interest income and net interest margin reconciliations (Non-GAAP)
We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The fourth quarter of 2010 net interest income and net interest margin include a yield adjustment of $4.4 million from discount accretion on covered loans. The adjustment for 2010 was $26.7 million. We believe that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three months ended			Twelve months ended
	December 31, 2010			December 30, 2010
	(amounts in thousands)
	Average			Average
	Volume	Interest	Yield	Volume	Interest	Yield
Total interest-earning assets	$5,801,620	$69,991	4.97%	$6,036,422	$317,289	5.43%
Less:
Yield adjustment to interest income from discount accretion	139,495	(4,407)		162,667	(26,740)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$5,941,115	$65,584	4.56%	$6,199,089	$290,549	4.86%

Net interest income and net interest margin (TE)		$59,149	4.24%		$259,317	4.47%
Less:
Yield adjustment to interest income from discount accretion		(4,407)			(26,740)

Net interest income and net interest margin (TE), excluding yield adjustment		$54,742	3.84%		$232,577	3.92%